Exhibit 3.1

AMENDMENT TO THE [AMENDED AND RESTATED] BYLAWS

RESOLVED, that Article II, Section 2 of the [Amended and Restated] Bylaws of Cascade Bancorp (the “Bylaws”) is hereby deleted and replaced in its entirety as follows:

SECTION 2.	NUMBER, NOMINATIONS AND ELECTION

The Board of Directors shall consist of not less than nine (9) or more than eleven (11) members, as fixed from time to time by resolution of the Board of Directors. The term of a director shall expire at the next annual meeting after his or her election. Despite the expiration of a director’s term, each director shall serve until his or her successor shall be elected and qualified.

RESOLVED, that Article II, Section 3 of the Bylaws is hereby deleted and replaced in its entirety as follows:

SECTION 3.	VACANCIES

(a)          A vacancy in the Board of Directors shall exist upon the death, resignation or removal of any director. Vacancies in the Board of Directors may be filled by a majority of the remaining directors. Each director so elected shall hold office for the balance of the unexpired term of his or her predecessor and until his or her qualified successor is elected and accepts office.

(b)         Any directorship to be filled by reason of an increase in the authorized number of directors may be filled by an affirmative vote of the majority of the directors at that time in office.

(c)          If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, a successor may be elected to take office when the resignation becomes effective.

(d)           Any vacancy not filled by the Board of Directors, shall be filled by election at the next annual meeting of shareholders or at a special meeting of shareholders called for that purpose.

RESOLVED, that Article II, Section 15 of the Bylaws is hereby deleted and replaced in its entirety as follows:

SECTION 15.	DIRECTOR’S MANDATORY RETIREMENT AGE

No person who is age 70 or older may serve on the Board of Directors of the Corporation; provided, however, that a director who turns age 70 during his or her term as a director may continue to hold office until the expiration of such director’s term.

RESOLVED, that Article I is hereby amended to add a new Section 9 as follows:

Exhibit 3.1

SECTION 9.	BUSINESS OF SHAREHOLDERS MEETINGS

(a)          The Board of Directors shall designate an officer of the Corporation to call the annual meeting of shareholders to order and act as the presiding officer of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer, or any person he or she designates, shall have the authority in his or her sole discretion to determine the order of business and the procedure at the meeting including, without limitation: the manner of voting, the conduct of discussions, the propriety of any proposal brought before the meeting, the determination of the opening and closing of the voting polls, the imposition of any restrictions on the persons (other than shareholders or their proxies) who may attend such meeting, and the determination of whether any shareholder or his or her proxy may be excluded from such meeting based upon any determination by the presiding officer, in his or her discretion, that any such person has disrupted or is likely to disrupt the proceedings.

(b)          No business shall be conducted at the annual meeting except in accordance with the procedure set forth in this Section 9. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.

(c)          In addition to other applicable requirements, including without limitation, requirements relating to solicitation of proxies and proposals of shareholders under the Securities Exchange Act of 1934, as amended, to be properly brought before the meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before a meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the meeting date, provided, however, that in the event less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice or prior public disclosure of the date of the annual meeting was made, whichever first occurs. A shareholder’s notice to the Secretary shall set forth (i) one or more matters appropriate for shareholder action that the shareholder proposes to bring before the meeting, (ii) a brief description of the matters desired to be brought before the meeting and the reasons for conducting such business at the meeting, (iii) the name and record address of the shareholder, (iv) the class and number of shares of the Corporation that the shareholder owns or is entitled to vote and (v) any material interest of the

Exhibit 3.1

shareholder in such matters. For purposes of this Section 9, “public disclosure” shall mean announcement in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934.

(d)         Any shareholder who intends to make a nomination at the annual meeting must have continuously held at least $2,000.00 in market value of shares for at least one year and must hold the shares through the date of the annual meeting at which the nomination will be made, and shall deliver a notice to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting date, provided, however, that in the event less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice or prior public disclosure of the date of the annual meeting was made, whichever first occurs. A shareholder’s notice shall set forth (A) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Corporation that are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (B) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Corporation that are beneficially owned by the shareholder. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such nominee. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

RESOLVED, that Article VI,  Sections 1 through 4 of the Bylaws are hereby deleted and replaced in  their entirety as follows:

ARTICLE VI

CERTIFICATES AND TRANSFER OF SHARES

SECTION 1.	SHARES OF STOCK

The shares of stock may be represented by stock certificates or may be uncertificated. Each certificate for shares shall be signed, manually or by facsimile, by the President or Vice President, and Secretary or Assistant Secretary. The certificates may bear the corporate seal or its facsimile. Certificates for shares shall be in such form as the Board of Directors may designate.

Exhibit 3.1

SECTION 2.	STOCK CERTIFICATES

Certificates of stock shall be numbered and registered in the order in which they are issued. All certificates shall be issued in consecutive order and the name and address of the person owning the shares therein represented, the number of shares represented thereby and the date of the issuance thereof shall be entered upon the stock records of the Corporation. All certificates exchanged or returned to the Corporation shall be marked “canceled,” the date of cancellation shall be noted thereon by the Secretary and the certificate shall thereupon be retained in the stock records of the Corporation.

SECTION 3.	STOCK TRANSFERABLE ONLY UPON BOOKS

The shares of stock of this Corporation shall be transferable and assignable only upon the books of the Corporation, and in the case of certificated shares of stock, no new stock certificate shall be issued until the old certificate has been properly assigned, transferred, and surrendered for cancellation; or in the case of uncertificated shares, upon receipt of transfer instructions from the registered holder and compliance with appropriate procedures for transferring shares in uncertificated form. Nothing in this Section 3 shall require the Corporation to issue a new certificate if the Corporation has determined that such shares shall be uncertificated.

As a condition to the transfer of shares in the stock transfer books of the Corporation, the Corporation shall have the right to demand from any shareholder requesting a transfer sufficient evidence to the Corporation to assure itself that the shareholder requesting the transfer has complied with all prior notice requirements, if any, imposed by regulatory agencies which supervise the Corporation. In particular, but without limitation, the Corporation can, as a condition to transfer, require sufficient evidence to indicate to its satisfaction shareholder compliance, if applicable, with the prior notification requirements of the Change in Bank Control Act of 1978 and the Bank Holding Company Act of 1956, as amended.

Before the Corporation purchases or redeems any shares of its common stock, the appropriate officer(s) of the Corporation shall, if applicable, have the Corporation comply with the prior notice requirements regarding certain purchases or redemptions as set forth in Regulation Y at 12 C.F.R. 225.4, which requires the Corporation to provide at least sixty (60) days’ prior notice, if generally, any purchase or redemption of its equity securities equals or exceeds ten percent (10%) of the Corporation’s consolidated net worth.

SECTION 4.	LOST CERTIFICATE

If any certificate is accidentally destroyed or lost, the Secretary may upon satisfactory proof of such destruction or loss, and the receipt of satisfactory

Exhibit 3.1

indemnity from the shareholder, authorize the issuance of a new certificate. Nothing in this Section 4 shall require the Corporation to issue a new certificate if the Corporation has determined that such shares shall be uncertificated.

General Authority

RESOLVED, that the appropriate officers or directors of the Corporation are authorized to sign and deliver all documents and to take or cause to be taken all other acts on behalf of the Corporation that they deem necessary or appropriate to effect and carry out the intent of the above resolutions.

RESOLVED, that all acts previously taken by any officer or director of the Corporation on behalf of the Corporation to effect and carry out the intent of the above resolutions are approved, ratified, and confirmed, provided the acts were not inconsistent with the Corporation’s Articles of Conversion or Bylaws, the Oregon Business Corporation Act or any other applicable law.

ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 26, 2007

/s/ Gregory D. Newton

Gregory D. Newton